EXHIBIT 10.137
WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY
REINSURANCE AGREEMENT
between
LIBERTY MUTUAL INSURANCE COMPANY
a Massachusetts Corporation
having its principal offices at
175 Berkeley Street
Boston, Massachusetts 02117
(hereinafter referred to as the “Reinsurer”)
and
LIBERTY NORTHWEST INSURANCE CORPORATION
an Oregon Corporation
having its principal offices at
825 N.E. Multnomah Street, Suite 1100
Portland, Oregon 97232
(hereinafter referred to as the “Insurer”)
In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the parties agree as follows:
     The Insurer shall reinsure with the Reinsurer and the Reinsurer shall accept as reinsurance from the Insurer, the business described in this Agreement.
Article I — SCOPE OF AGREEMENT
     This Agreement is solely between the Insurer and the Reinsurer. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party; however, if the Insurer becomes insolvent, the liability of the Reinsurer shall be modified to the extent set forth in the article entitled INSOLVENCY. In no instance shall any insured of the Insurer or any claimant against an insured of the Insurer have any rights under this Agreement.
Article II — LIABILITY OF THE REINSURER
     The Reinsurer shall pay to the Insurer, with respect to Workers’ Compensation and Employer’s Liability business of the insurer, the amount of net loss each occurrence in excess of the Insurer’s Retention but not exceeding the Limit of Liability of the Reinsurer as set forth in the Schedule of Reinsurance.
WCO 83 LNW01

SCHEDULE OF REINSURANCE

	Insurer’s Retention	Limit of Liability Of the Reinsurer
Class of Business	Each Occurrence	Each Occurrence

Workers’ Compensation and Employer’s Liability	$300,000	$100,000,000
Article III — GENERAL CONDITIONS, DEFINITIONS, AND INTERPRETATIONS
(a)	Workers’ Compensation and Employers’ Liability Business

This term shall mean workers’ compensation (including occupational disease) and employers’ liability insurances written by the Insurer.

This term shall also include the Insurer’s market share participation in the National Workers’ Compensation Reinsurance Pool (Oregon).

(b)	Insurances

This term shall mean all binding contracts of insurance or reinsurance whether or not a written policy has been issued.

(c)	Net Loss

This term shall mean only such amounts as are actually paid by the Insurer in settlement of claims or losses, payments of benefits, or satisfaction of judgments or awards after deduction of salvage, recoveries, and all claims upon other reinsurance whether collectible or not, but this term shall not include other expenses.

(d)	Adjudged Plaintiff’s Costs

This term shall mean expenses and attorneys’ fees awarded by a court of competent jurisdiction to counsel representing claimants or plaintiffs.

(e)	Other Expense

This term shall mean interest upon awards or judgments and allocated expenses, including legal expenses (other than adjudged plaintiff’s costs) connected with resistance to, investigation of or negotiations concerning settlement of such loss.

(f)	Occurrence

This term shall mean each accident or occurrence or series of accidents or occurrences arising out of one event, except as may be hereinafter modified.

As respects an occupational or other disease under Workers’ Compensation and Employers’ Liability Policies suffered by an employee for which the employer is liable, such occupational or other disease shall be deemed an occurrence.

If the Insurer shall sustain several losses arising from an occupational or other disease of one specific kind or class suffered by several employees of one employer during a single policy year, such loss shall be deemed to have arisen from one occurrence.

Policy Year

(g)	This term shall mean such separate original policy period of not exceeding twelve and one-half months having an inception, anniversary or renewal date during the term of this Agreement.
Article IV — REINSURANCE PREMIUM
     The Insurer shall pay to the Reinsurer 2.0% of the Insurer’s gross net earned premium income, subject to an annual deposit reinsurance premium of $20,000.
     The term “gross net earned premium income” shall mean premiums earned by the Insurer (before deduction of any dividends) on business reinsured hereunder irrespective of limit of liability. Gross net earned income shall be calculated by the Insurer in the same manner as the Insurer calculates earned premiums for the completion of Part 2 of its Annual Statement made to the Oregon State Insurance Division, audit premiums being regarded as earned in the month in which such audit premiums are recorded in the Insurer’s tabulations.
Article V — REPORTS AND REMITTANCES
(a)	Reinsurance Premium

The Insurer shall pay to the Reinsurer one quarter of the deposit reinsurance stipulated in the article entitled

REINSURANCE PREMIUM on the first day of each calendar quarter commencing July 1, 1983.

On or before March 31, 1984, and each subsequent March 31, the Insurer shall render to the Reinsurer a report of the Insurer’s gross net earned premium income during the prior calendar year. The Insurer shall calculate the reinsurance premium thereon and remit to the Reinsurer the amount of reinsurance premium, if any, in excess of the deposit reinsurance premium.

(b)	Claims and Losses

The Insurer shall report promptly to the Reinsurer each occurrence which, in the Insured’s opinion, may involve the reinsurance afforded by this Agreement. The Insurer shall advise the Reinsurer of the estimated amount of net loss in connection with each occurrence and of any subsequent changes in such estimates.

Upon receipt of a definitive statement of net loss from the Insurer, the Reinsurer shall promptly pay to the Insurer the Reinsurer’s portion of net loss and the Reinsurer’s portion of adjudged plaintiff’s costs, if any. Any subsequent changes in the amount of net loss shall be reported by the Insurer to the Reinsurer, and the amount due either party shall be remitted promptly.
Article VI — NET RETAINED LINES AND OTHER REINSURANCE
     This Agreement applies only to that portion of any insurance which the Insurer retains net for its own account, and in calculating the amount of any loss hereunder, and also in computing the amount in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance which the Insurer retains for its own account shall be included. The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Insurer to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.
Article VII — INSPECTION OF RECORDS
     The Reinsurer shall at all times during the continuance of this Agreement, or within one year after its termination, have free access to the books and records of the Insurer for the purpose of verifying the amount of premium under this Agreement, and in the event of any claim for loss made hereunder shall have free access to all claims records during the continuance of this Agreement or at any time thereafter.

Article VIII — COMMUTATION CLAUSE
     In the event that the Insurer becomes liable to make periodic payments for a claim under any insurances reinsured hereunder, the parties may by mutual agreement (at any time after twenty-four months from the date of the occurrence) redeem any payments falling due to or from them by the payment of a lump sum. In such event, the Insurer and the Reinsurer shall mutually appoint an actuary or appraiser to investigate, determine and capitalize the said claim. The Reinsurer’s proportion of the amount so determined shall be considered the amount of loss hereunder and the payment thereof shall constitute a complete release of the Reinsurer for its liability with respect to the periodic payments for said claim.
Article IX — REINSURING CLAUSE
     The liability of the Reinsurer shall follow that of the Insurer and shall be subject in all respects to the same terms, conditions, interpretations and waivers and to the same modifications, alterations and cancellations, as the respective insurances of the Insurer to which this reinsurance relates.
Article X — ERRORS AND OMISSIONS
     Errors and omissions inadvertently made shall not invalidate the liability of the Reinsurer, provided that the error or omission is rectified promptly after discovery.
Article XI — COMMENCEMENT AND TERMINATION
     This Agreement shall apply to new and renewal policies of the Insurer becoming effective at and after 12:01 a.m. March 1, 1983.
     This Agreement may be terminated by either party’s giving not less that ninety (90) days advance written notice stating the time and date termination shall be effective. Such termination shall be on a cut-off basis and the Reinsurer shall incur no liability for occurrences subsequent to the effective date of such termination. Either party may similarly terminate this Agreement by giving fifteen (15) days written notice of termination if the other party has either suffered an impairment of capital or has been acquired by, become controlled by, merged with, or has reinsured its entire business with another company, corporation or individual.
Article XII — INSOLVENCY
If the Insurer becomes insolvent, the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Insurer under the policy or policies reinsured, without diminution because of the insolvency, directly to the Insurer or to its liquidator, receiver, or statutory successor, except as provided by Section 315 of the New York Insurance Law or except:
(a)	Where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Insurer, and
(b)	Where the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Insurer as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Insurer to such payees.
     The Reinsurer shall be given written notice of the pendency of each claim against the insolvent Insurer which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate such claim and interpose at its own expense in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Insurer or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Insurer solely as a result of the defense undertaken by the Reinsurer.
Article XIII — CURRENCY
All payments made under this Agreement shall be made in United States Dollars.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate this 16th day of June, 1983.

LIBERTY MUTUAL INSURANCE COMPANY		LIBERTY NORTHWEST INSURANCE CORPORATION

By:	/s/	By:	/s/

TERMINATION ENDORSEMENT
To The
WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY
REINSURANCE AGREEMENT
between
LIBERTY MUTUAL INSURANCE COMPANY
a Massachusetts Corporation
having its principal offices at
175 Berkeley Street
Boston, Massachusetts 02117
(hereinafter referred to as the “Reinsurer”)
and
LIBERTY NORTHWEST INSURANCE CORPORATION
an Oregon Corporation
having its principal offices at
825 N.E. Multnomah Street, Suite 2000
Portland, Oregon 97232
(hereinafter referred to as the “Insurer”)
It is hereby mutually understood and agreed that the Workers’ Compensation and Employers’ Liability Reinsurance Agreement effective March 1, 1983 is terminated in accordance with ARTICLE XI effective January 1, 1990. Further, it is agreed that losses occurring on or after January 1, 1990 will not be covered under this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this amendment in duplicate this 8th day of June, 1990.

LIBERTY MUTUAL INSURANCE COMPANY		LIBERTY NORTHWEST INSURANCE CORPORATION

BY:	/s/ George E. Lepage	BY	/s/ David A. Davidson